CENTRAL VALLEY COMMUNITY BANCORP
CENTRAL VALLEY COMMUNITY BANK
INCENTIVE COMPENSATION RECOVERY POLICY

Introduction

The Board of Directors (“Board”) of Central Valley Community Bancorp (“Company”) has determined that it is in the best interests of the Company and its shareholders to maintain and promote a culture emphasizing integrity and accountability by, among other things, reinforcing the pay-for-performance compensation philosophy applicable to the officers and employees of the Company and of its subsidiary bank, Central Valley Community Bank (“Bank”). The Board has therefore adopted the accompanying Incentive Compensation Recovery Policy (“Policy”) to permit the Company or the Bank, as appropriate, to recoup certain executive compensation in the event of an accounting restatement that results from material noncompliance with financial reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”) and other federal securities laws. This Policy is intended to comply with the requirements of Exchange Act Section 10D and Rule 10D-1 thereunder, and with Nasdaq Rule 5608 adopted in conformity therewith.

Administration

This Policy shall be administered by the Compensation Committee (“Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.

Executive Officers

This Policy applies to the Company’s current and former Executive Officers. For purposes of this Policy, an “Executive Officer” includes, with respect to the Company and the Bank, the President, Chief Executive Officer, Chief Financial Officer, principal accounting officer, any senior vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company or the Bank. The interpretation of whether an individual is or was serving as an Executive Officer shall be made in a manner consistent with Nasdaq Rule 5608(d), Exchange Act Rule 12b-3, and Exchange Act Rule 16a-1(f).

Recoupment; Accounting Restatement

In the event the Company is required to restate its financial statements to correct a material error in previously reported financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Administrator will require reimbursement or forfeiture of any excess Incentive Compensation received by any Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The recovery of erroneously awarded compensation is required on a “no fault” basis, without regard to whether any misconduct occurred or an executive officer’s responsibility for the erroneous financial statements. The Administrator’s determination whether an event of material noncompliance has occurred shall be based upon the facts and circumstances and upon then-existing judicial and administrative interpretations.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. For such purposes, a “financial reporting measure” means any measure that is determined and presented in accordance with the accounting principles used in an issuer’s financial statements, and any measure that is derived wholly or in part from such measures, as well as an issuer’s stock price and total shareholder return. Without limiting the generality of the foregoing,

Incentive Compensation includes:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.
•Restricted stock.
•Restricted stock units.
•Performance shares.
•Performance units.

Financial reporting measures include any quantitative metric identified in an Incentive Compensation program or award as a basis for determining the vesting or value of Incentive Compensation, including:
•Company stock price.
•Total shareholder return.
•Revenues.
•Net income.
•Return on equity, including return on invested capital, return on average tangible equity, and similar measures.
•Return on average assets.
•Loan loss experience, provision expense, and loan portfolio performance metrics.
•Liquidity measures, whether determined in accordance with federal banking laws and regulations or otherwise.
•Earnings measures such as earnings per share.

Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on qualitative goals or goals unrelated to financial reporting measures, do not constitute Incentive Compensation.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Executive Officer based on the erroneous data over the Incentive Compensation that would have been paid to the Executive Officer had it been based on the accurately restated results, as determined by the Administrator. Incentive Compensation is deemed to have been received in the fiscal period during which the financial reporting measure specified in the relevant compensatory award is attained, even if the grant or payment of the Incentive Compensation occurs after the end of that period.

If the Administrator cannot determine the amount of excess Incentive Compensation received by the Executive Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement, and such determination shall be conclusive and binding.

Method of Recoupment; Limitations on Enforcement

The Administrator will determine, in its sole discretion, the methods for recouping Incentive Compensation hereunder which may include any one or more of the following methods, without limitation and in such combinations as the Administrator deems appropriate:
•Requiring reimbursement of cash Incentive Compensation previously paid.
•Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards.
•Offsetting the recouped amount from any compensation otherwise owed to the Executive Officer.
•Cancelling outstanding vested or unvested equity awards.
•Any other remedial and recovery action permitted by law, as determined by the Administrator.

Notwithstanding the foregoing, the Administrator may determine not to require recoupment of compensation when any of the following circumstances exist:
•The direct expense to be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.
•Recovery would violate any federal or state law that was in effect on the date this Policy was adopted, or that would otherwise subject the Company or the Bank to material risk of a violation of law as stated in a written opinion of counsel to the Company.
•Recovery would cause a broad-based retirement plan to fail to meet the tax-qualification requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Before concluding that pursuit is impracticable, the Company must first make a reasonable attempts to recover the Incentive Compensation and must provide documentation to Nasdaq describing such attempts.

No Indemnification

The Company shall not indemnify any Executive Officers against the loss of any incorrectly awarded Incentive Compensation or against any action or proceeding resulting in a dispute with respect thereto.

Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Exchange Act Section 10D and Rule 10D-1, Nasdaq Rule 5608, and any other applicable law or regulation governing the forfeiture, disgorgement or recoupment of executive compensation. Without limiting the generality of the foregoing, the Administrator shall be expressly permitted to consider and to rely in its discretion upon judicial and administrative interpretations involving the Securities and Exchange Commission and federal and applicable state banking regulatory authorities.

Effective Date; Applicability

This Policy shall be effective as of December 1, 2023, (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Executive Officers on or after the Effective Date.

Periodic Review; Amendment; Termination

The Administrator may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect modifications in or amendments to any Nasdaq listing requirement or any regulation adopted by the Securities and Exchange Commission. The Administrator may terminate this Policy at any time; provided, however, that this Policy will not be terminated under circumstances that would cause the Company to fail to comply with applicable laws, regulations or Nasdaq listing requirement, or cause the Company or the Bank to violate or fail to comply with any federal or state banking law or regulation.

Other Recoupment Rights

The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Executive Officer to agree to abide by the terms of this Policy and to cooperate in the recoupment of any Incentive Compensation to be recovered hereunder. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or the Bank pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company or the Bank.

Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.